UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported: August 20, 2014)

PDI, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	0-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center 1, Building A
300 Interpace Parkway,
Parsippany, NJ 07054
(Address of principal executive offices and zip Code)

(862) 207-7800
Registrant's telephone number, including area code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On August 20, 2014, PDI, Inc. entered into a First Amendment (the “First Amendment”) amending the Collaboration Agreement dated August 19, 2013 (the “Collaboration Agreement”) between PDI and an emerging molecular diagnostic company (the “Collaboration Partner”).
Under the original Collaboration Agreement, PDI agreed to try to commercialize the Collaboration Partner’s diagnostic test, and received an option to purchase the outstanding common stock of the Collaboration Partner. The option price was dependent on the achievement of certain milestones during the collaboration period and could be up to $6 million if all milestones were achieved at their maximum levels. If we purchase the Collaboration Partner, in addition to the purchase price for its shares, we would pay a royalty of 7% on annual net revenue from licensed products up to $50 million with escalating royalty percentages for higher annual net revenue capped at 11% for annual net revenue in excess of $100 million.
The First Amendment changes the purchase price to be paid by PDI, in the event it decides to exercise its option and acquire the stock of the Collaboration Partner, from a variable price based on the achievement of various milestones to a fixed price of $3 million (less applicable deductions). The First Amendment further reduces all of the royalty rates that may be due from PDI to Collaboration Partner following our purchase of its stock by 1.5%. The date for the Collaboration Partner’s right to terminate the Collaboration Agreement, was extended from August 19, 2014, until March 31, 2015. The First Amendment also terminates the Collaboration Partner’s “put option”.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDI, INC.

By: /s/ Jeffrey Smith
Jeffrey Smith
Chief Financial Officer
Date: August 26, 2014